Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Current Report on Form 8-K for Rex Energy Corporation (the “Company”). We hereby further consent to inclusion or incorporation by reference in this Current Report on Form 8-K and the Registration Statements on Form S-3 (333-174741) and Form S-8 (Nos. 333-146648 and 333-188676) of information from our report setting forth the estimates of revenues from the oil and gas reserves of the Company as of December 31, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.

Name: J. Carter Henson, Jr. , P.E. Title: Senior Vice President

Houston, Texas

September 3, 2013